Exhibit 99.1

Avon Personal Savings
Account Plan
Financial Statements and Supplemental Schedule
December 31, 2003 and 2002

Avon Personal Savings Account Plan
Index
December 31, 2003 and 2002

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–11

Supplemental Schedule*
Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)	12

*Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Retirement Board of Avon Products, Inc.,
Fiduciary of the Avon Personal Savings Account Plan and
Plan Participants of the Avon Personal Savings Account Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Avon Personal Savings Account Plan (the "Plan") at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP

New York, NY
June 18, 2004

Avon Personal Savings Account Plan
Statements of Net Assets Available for Benefits
December 31, 2003 and 2002

(in thousands of dollars)	2003	2002

Assets
Investments, at fair value (Notes 3 and 4)
Common stock of Avon Products, Inc.	$265,867	$227,942
Common/Collective Trusts	181,833	167,977
Mutual funds	146,361	102,708

Investments, at fair value (Notes 3 and 4)	594,061	498,627

Investments, at contract value
Guaranteed investment contracts, at contract value (Note 5)	-	685
Participant loans	11,196	11,735

Total investments	605,257	511,047

Cash and cash equivalents	947	-
Due from broker	405	-

Total assets	606,609	511,047

Liabilities
Due to broker	159	-

Total liabilities	159	-

Net assets available for benefits	$606,450	$511,047

The accompanying notes are an integral part of these financial statements.

Avon Personal Savings Account Plan
Statements of Changes in Net Assets Available for Benefits
Year Ended December 31, 2003 and 2002

(in thousands of dollars)	2003	2002

Additions to net assets attributable to
Investment (loss) income
Net appreciation (depreciation) in fair value of investments (Note 3)	$94,858	$(4,073)
Dividends	6,211	3,415
Interest	5,376	5,342

Total investment increase	106,445	4,684

Contributions
Participant	30,529	30,193
Rollovers	2,835	1,436
Employer	14,484	13,466

Total contributions	47,848	45,095

Total additions	154,293	49,779

Deductions from net assets attributable to
Participant withdrawals	57,472	41,924
Administrative expenses	1,418	922

Total deductions	58,890	42,846

Net increase	95,403	6,933

Net assets available for benefits
Beginning of year	511,047	504,114

End of year	$606,450	$511,047

The accompanying notes are an integral part of these financial statements.

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

1.	Summary of Plan

The following description of the Avon Personal Savings Account Plan (the “Plan”) provides only general information. Participants in the Plan should refer to the Plan document for more complete information.

General

The Plan was adopted by the Board of Directors (“Board”) of Avon Products, Inc. (“Avon” or the “Company”) on November 1, 1984, commenced on January 1, 1985 and was amended and restated effective January 1, 2002. The Avon Stock Grant Program (“Stock Grant Program”) was approved by the Board on November 1, 1984, became effective December 31, 1984 and was amended and restated effective December 31, 1989. Effective January 1, 1992, the Plan was merged with the Stock Grant Program. Effective July 1, 1998 the Plan was renamed Avon Personal Savings Account Plan.

The Plan is a defined contribution plan covering all full-time employees of the Company from their date of hire and all part-time employees once they have completed one year of service. The Plan was amended on December 17, 2001 to comply with the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Community Renewal Tax Relief Act of 2000. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan was amended on December 28, 2002, to comply with and make changes permitted by the Economic Growth and Relief Act of 2001 (“EGTRRA”).

Effective October 1, 2002, American Century Retirement Plan Services, Inc. (“RPS”) became the plan recordkeeper. On June 1, 2003 RPS was bought by JPMorgan Chase.

Contributions

Participants may contribute into the Plan from one percent to twenty five percent of qualified compensation as defined by the Plan in 2003 and from one percent to twenty percent in 2002, through payroll deductions. A participant can contribute on a before-tax basis, an after-tax basis, or a combination thereof.

Avon matches contributions at a rate of $1.00 for every $1.00 of participant contributions up to the first three percent of eligible compensation, and $.50 for each $1.00 contributed from four percent to six percent of eligible compensation. These matching contributions are made in cash, which is then used to purchase Avon shares in the open market.

Effective October 2002, participants can diversify their employer contributions into other funds based on the following schedule:

Less than 3 years of participation	0%
3 or more years of participation	50%
Attained age 55, with 10 years of service
at the Company	100%

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

In accordance with the provisions of Section 415 of the Internal Revenue Code (the “Code”) the annual additions (generally employer and participant contributions) to a participant’s account may not exceed the applicable limitations of the lesser of $40,000 or 25 percent of a participant’s compensation. In addition, the amount a participant can contribute on a before-tax basis was limited to $12,000 in 2003 and $11,000 in 2002.

Eligible participants age 50 or over are allowed to make additional catch-up contribution, so long as they have met the annual contribution limit. In 2003, an additional $2,000 could be contributed on a pre-tax basis once the annual limit is reached for a total pre-tax contribution of $14,000.

Rollover contributions are assets transferred to the Plan by participants who receive distributions from other qualified plans (i.e., tax-qualified rollovers, pension, profit-sharing or savings plan). These contributions are accepted subject to the consent of Avon, the administrator of the Plan (the “Plan Administrator”). Any such rollovers will become part of the participant’s account but will not be entitled to any employer matching contribution.

Participant Accounts
Each participant’s account is credited with the participant’s contribution and receives an allocation of (a) the Company’s contribution, (b) Plan earnings, and (c) an allocation of administrative expenses. Allocations are based on participant earnings on account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments
Effective October 1, 2002, the following changes were made to the investment options: eight new funds were offered, six funds were replaced and five funds remained the same. On November 28, 2003, Putnam International Growth was replaced with Fidelity Diversified International Fund. Each participant may direct the investment of all contributions to any one of the following funds or a combination thereof (in multiples of one percent):

JPMorgan Fleming Stable Value Fund
This fund seeks to protect principal invested from market fluctuations and produce relatively predictable returns that should typically exceed money market funds. The fund invests in a diversified portfolio of high quality, intermediate maturity fixed income investments as well as “benefit responsive” contracts that provide for principal and return stability. This fund replaced the Deutsche Trust Preservation Plus Fund.

American Century Growth Fund
This domestic equity growth fund seeks long-term growth by investing in larger companies with market capitalization in excess of $5 billion. This fund replaced Fidelity Blue Chip Growth Fund.

Northern S&P 500 Fund
This fund seeks capital appreciation. The fund invests in a sample of the securities found in the S&P 500 index and attempts to match the risk and return characteristics of the S&P 500 Index as closely as possible. This fund replaced the Vanguard Institutional Index Fund.

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

RS Diversified Growth Fund
This fund seeks long-term capital growth by investing primarily in small capitalization growth companies with capitalization of $1.5 billion or less and may also invest in securities of larger companies. RS Diversified Growth Fund invests in a broadly diversified mix of industry sectors and companies. This fund replaced Nicholas-Applegate Small Cap Growth Fund.

T. Rowe Price Equity Income Fund
This fund seeks to provide substantial dividend income and long-term capital appreciation through investments in common stock of established companies. This fund replaced Selected American Fund.

T. Rowe Price Mid-Cap Fund
This fund seeks to provide long-term capital appreciation by investing in mid-cap stocks with the potential for above-average earnings growth. This fund replaced Janus Enterprise Fund.

Fidelity Freedom Income Fund
This fund seeks high current income and, as a secondary objective, capital appreciation. The fund invests in a combination of Fidelity equity, fixed-income and money market funds.

Fidelity Freedom 2010 Fund
This fund seeks high total return and is targeted to investors expected to retire around the year 2010. The fund invests in a combination of Fidelity equity, fixed-income and money market funds and allocates the assets among these funds according to an asset allocation strategy. As the fund meets its target date of 2010, it continues to become more conservative, until the asset mix is approximately the same as the Fidelity Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2020 Fund
This fund seeks high total return and is targeted to investors expected to retire around the year 2020. The fund invests in a combination of Fidelity equity, fixed-income and money market funds and allocates the assets among these funds according to an asset allocation strategy. As the fund meets its target date of 2020, it continues to become more conservative, until the asset mix is approximately the same as the Fidelity Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2030 Fund
This fund seeks high total return and is targeted to investors expected to retire around the year 2030. The fund invests in a combination of Fidelity equity, fixed-income and money market funds and allocates the assets among these funds according to an asset allocation strategy. As the fund meets its target date of 2030, it continues to become more conservative, until the asset mix is approximately the same as the Fidelity Freedom Income Fund. Ultimately, the funds will merge.

Fidelity Freedom 2040 Fund
This fund seeks high total return and is targeted to investors expected to retire around the year 2040. The fund invests in a combination of Fidelity equity, fixed-income and money market funds and allocates the assets among these funds according to an asset allocation strategy. As the fund meets its target date of 2040, it continues to become more conservative, until the asset mix is approximately the same as the Fidelity Freedom Income Fund. Ultimately, the funds will merge.

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

American Century Ultra® Fund
This domestic equity growth fund seeks long-term capital growth by investing in common stocks of companies with accelerating earnings and revenue growth. The fund generally invests in large companies with capitalization in excess of $5 billion.

Royce Total Return Fund
This fund seeks both long-term growth of capital and current income. The fund invests primarily in a diversified portfolio of dividend-paying securities issued by small- and micro-cap companies. Normally, the fund will invest at least 65% of its assets in common stocks and convertible securities.

Tweedy, Browne Global Value Fund
This fund seeks long-term growth of capital by investing throughout the world in a diversified portfolio consisting primarily of non-U.S. marketable equity securities, although investments in U.S. securities are permitted and will be made when opportunities in the U.S. appear more attractive. Investments are focused in developed markets, and where practicable, foreign currency exposure is hedged back into U.S. dollars.

Avon Common Stock Fund
This fund is invested in common stock of Avon.

PIMCO Total Return Fund
This fund invests primarily in debt securities, including U.S. government securities, corporate bonds and mortgage-related securities, and foreign securities. The fund’s focus is on preservation of capital with minimum risk.

Columbia Acorn International Fund
This fund seeks to provide long-term growth of principal by investing in a well-diversified portfolio of small and medium sized companies. The fund generally invests in the stocks of companies around the globe with capitalizations of less than $2 billion, favoring reasonably priced stocks, with strong earnings growth prospects.

Fidelity Diversified International Fund
This fund seeks capital growth by investing primarily in equity securities of companies located outside the U.S. The fund invests across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole.

Neuberger & Berman Socially Responsive Trust
This fund invests in common stocks issued by companies that the fund’s management considers to be undervalued (in terms of assets and earnings power), but display leadership in areas of social impact such as environment, workplace diversity and corporate citizenship.

In addition to the nineteen investment fund options, there is the Avon ESOP Account, which is comprised of Avon common stock and is used to hold the net assets of the former Stock Grant Program and Avon’s matching stock contributions. The ESOP Account is not an investment option for participants in the Plan (Note 4).

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

Pending investment or distribution, any portion of the investment funds may be held in cash, short-term obligations of the United States Government or other types of short-term investments, including commercial paper. In addition, all or any part of the funds may be held in a pooled fund maintained by the JPMorgan Chase Bank (Trustee), together with the assets of other trusts established under deferred compensation plans qualified under Section 401(a) of the Internal Revenue Code (“Code”).

Vesting and Forfeitures
Participants are fully vested in their contribution and vest in the Company matching contributions immediately upon participation in the Plan.

Withdrawals

Upon termination, participants receive the vested portion of their account balances as soon as practicable after termination. Terminated participants who have an account balance in excess of $5,000 may elect to leave account balances in the Plan and withdraw it at any time up to age 65.

A ten percent tax is imposed by the Code on a participant for certain withdrawals made before the Plan participant reaches 59-1/2.

Participant Loans

The Plan provides that participants may apply for a loan collateralized by their account. To be eligible, a participant may not have another loan outstanding from their account. The maximum amount of any loan to an individual is the lesser of $50,000 reduced by the highest outstanding loan balance in the last 12 months, or one half of the current value of the vested balance of the participant’s account in the Plan. The minimum loan amount is $1,000 and interest is charged at one percent above prime rate as established by JPMorgan Chase Bank. Once determined, the interest rate is fixed for the duration of the loan.

Repayment periods generally range from one to five years, with a ten-year maximum for loans used in connection with the purchase of a principal residence. Loan repayments are made through payroll deductions with principal and interest being credited to the participants’ account. Repayment of the entire balance is permitted at any time.

2.	Summary of Significant Accounting Policies

Basis of Presentation
The financial statements are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan offers a number of investment options including the Company common stock and a variety of pooled investment funds, some of which are registered investment companies. The investment funds include U.S. equities, international equities, and fixed income securities.

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances.

The Plan's exposure to a concentration of credit risk is limited by the diversification of investments across all participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments, with the exception of the Avon Company Stock Fund, which invests in the common stock of Avon Products, Inc.

Valuation of Investments

Investments in Avon common stock are valued at quoted market prices. Investments in mutual funds are valued at quoted market prices, which represent the net asset value as calculated by the investment managers. Guaranteed investment contracts and other similar type investment vehicles are fully benefit responsive and are valued at contract value (representing contributions made under the contract plus accumulated interest at the contract rate), which approximates fair value. Participant loans are valued at cost, which approximates fair value. The net depreciation/ appreciation in the fair value of investments consists of the net realized gains and losses on the disposal of investments and the unrealized appreciation/depreciation of the market value for the investments remaining in the Plan in 2003.

Purchases and sales of securities are recorded on trade date and gains or losses on disposition are based on average cost. Dividend income is recorded on the ex-dividend date. Interest is recorded when earned.

Participant Withdrawals
Participant withdrawals are recorded when paid.

Administrative Costs
Administrative expenses, including Trustee recordkeeping expenses and audit fees, are paid by the Plan. Certain other administrative fees are paid by Avon. Each fund bears its own applicable expenses for investment management fees.

3.	Investments

The following investments represent five percent or more of the Plan’s net assets at December 31, 2003 and 2002:

(in thousands of dollars)	2003	2002

Common stock of Avon Products, Inc.
Participant-directed	$89,063	$76,900
Non participant-directed	176,804	151,042
JPMorgan Fleming Stable Value Fund	121,567	119,586
Northern S&P 500 Fund	60,265	48,391
American Century Growth Fund	49,302	40,977

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

During the years ended December 31, 2003 and 2002, the Plan's investments (including investments bought, sold, and held closing the year) appreciated (depreciated) in value as follows:

(in thousands of dollars)	2003	2002

Mutual funds	$25,565	$(44,643)
Common stock of Avon	55,239	31,770
Common/collective trust	14,054	8,800

	$94,858	$(4,073)

4.	Non Participant-Directed Investments

Information about the net assets available for benefits at December 31, 2003 and 2002 and the significant components of the changes in net assets available for benefits for the years ended December 31, 2003 and 2002 relating to the non participant-directed investments are as follows:

(in thousands of dollars)	2003	2002

Net assets
Avon common stock	$176,804	$151,042
Cash and cash equivalents	710	-
Due from broker	405	-

	$177,919	$151,042

(in thousands of dollars)	2003	2002

Changes in net assets available for benefits:
Employer contributions	$14,484	$13,466
Dividends and interest	2,273	25
Net appreciation in the fair value of investments	36,848	20,792
Participant withdrawals	(19,444)	(9,395)
Transfers to participant-directed investments	(7,827)	(5,094)
Other transfers	543	497
Administrative expenses	-	(350)

	$26,877	$19,941

5.	Investment contracts with Insurance Company

The Plan entered into a benefit responsive investment contract with Caisse des Depots et Consignations (CDC), which along with shares of the JPMorgan Fleming Stable Value Fund comprise the investment option known to participants as the JPMorgan Fleming Stable Value Fund. CDC maintains the contributions in the investment contract in a general account. The account is credited with earnings on the underlying investments and charged for participants’ withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan by CDC. The contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.

Avon Personal Savings Account Plan
Notes to Financial Statements
December 31, 2003 and 2002

Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The contract matured during 2003 and no new contracts were entered into.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with issuer, which is listed as follows:

Investment	Rate of Interest	Maturity Date	2002 contract Value

			(in thousands)

CDCBA 241-02	6.71%	2/25/2003	$685

6.	Plan Termination

Avon intends to continue the Plan indefinitely, but reserves the right to amend, suspend, or discontinue the Plan in whole, or in part, at any time by action of the Board of Directors. Upon termination of the Plan, a participant would receive the full value of his or her share in the funds, including full vesting of all employer’s contributions.

The operation of the Plan, including the obligation of the employer to make matching contributions, is expressly conditioned upon the initial and continued qualification of the Plan and any amendments under the Code, the continued deductibility under Section 404 of the Code of the employer’s contributions and upon continued exemption of the trust under Section 501(a) of the Code.

7.	Tax Status

The Plan obtained its latest determination letter on April 19, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8.	Related Party Transactions

Certain Plan assets are invested in shares of mutual funds that are managed by JP Morgan Chase Bank, the trustee as defined by the Plan and therefore those transactions qualify as party-in-interest transactions.

9.	Subsequent Events

Effective February 20, 2004, the Avon Common Stock Fund and the Avon ESOP Account are combining to form the Avon Stock Fund.

Avon Personal Savings Account Plan
Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2003

	Identity of Issuer	Description	Cost	Current Value

*	Avon Products, Inc.	Common stock	$123,762,000	$265,867,000

	Total common stocks		123,762,000	265,867,000

	American Century Growth Fund	Mutual funds	**	49,302,267
	American Century Ultra Fund	Mutual funds	**	1,783,896
	Columbia Acorn International Fund	Mutual funds	**	25,046,780
	Diversified International Fund	Mutual funds	**	15,274,220
	Fidelity Freedom 2010 Fund	Mutual funds	**	637,713
	Fidelity Freedom 2020 Fund	Mutual funds	**	340,958
	Fidelity Freedom 2030 Fund	Mutual funds	**	464,711
	Fidelity Freedom 2040 Fund	Mutual funds	**	302,089
	Fidelity Freedom Income Fund	Mutual funds	**	1,009,393
	Neuberger & Berman Socially
	Responsive Trust	Mutual funds	**	3,606,620
	PIMCO Total Return Fund	Mutual funds	**	26,302,648
	Royce Total Return Fund	Mutual funds	**	3,218,568
	RS Diversified Growth Fund	Mutual funds	**	4,487,434
	T. Rowe Price Equity Income Fund	Mutual funds	**	7,306,316
	T. Rowe Price Mid-Cap Fund	Mutual funds	**	5,085,428
	Tweedy, Browne Global Value Fund	Mutual funds	**	2,192,323

	Total mutual funds			146,361,364

*	JPMorgan Fleming Stable Value Fund	Common/Collective trust	**	121,567,233
	Northern Trust	Common/Collective trust	**	60,265,423

	Total common/collective trusts			181,832,656

*	Participant loans	1,723 loans with interest rates
		ranging from 6.00% to 10.5%	**	11,196,241

	Total			$605,257,261

*Party-in-interest as defined by ERISA.
**Cost information is not required for participant-directed funds.